Exhibit 10.3

SEVENTH AMENDMENT OF LEASE AGREEMENT

THIS SEVENTH AMENDMENT TO THE LEASE AGREEMENT (“Amendment”) is made and entered into as of the 10 day of July, 2008, and effective upon the Effective Date (defined below), by and between STERLING REALTY ORGANIZATION CO., a Washington corporation (“Landlord”), successor-in-interest to Factoria Partnership, and LIONBRIDGE TECHNOLOGIES, a Delaware corporation (“Tenant”) formerly known as Data Dimensions, successor-in-interest to ST Laboratories.

RECITALS

A.	Landlord and Software Testing Laboratories, Inc. entered into that certain Lease Agreement dated April 11, 1996, for premises situated on the real property legally described therein (the “Land”) and in the building located at 3535 Factoria Blvd. S.E., in Bellevue, Washington, which building is commonly known as Sterling Plaza (the “Building”).

B.	The Lease Agreement was previously amended by that certain Amendment of Lease Agreement between Landlord and Software Testing Laboratories, Inc. dated May 16, 1996, by that certain Second Amendment of Lease Agreement dated September 30, 1996, by that certain Third Amendment of Lease dated April 8, 1997, by that certain Fourth Amendment of Lease Agreement dated July 1, 1997, by that certain Fifth Amendment dated April 1, 2002 and by that certain Sixth Amendment dated August 7, 2003. Software Testing Laboratories, Inc. was succeeded by ST Labs, Inc., which entity was subsequently acquired by Data Dimensions, Inc., and which is now doing business as LionBridge Technologies. The Lease Agreement, as amended, is referred to herein as the “Lease.”

C.	The parties desire to further amend the Lease as set forth below.

AGREEMENT

1.	Leased Premises. The second sentence of Paragraph l(a) is hereby deleted, and the following sentence is substituted in its place:

The Premises includes finished office space of approximately 10,977 rentable square feet on the 3 rd floor of the Building.

All references in the Lease to the total area of the Premises being comprised of 15,350 square feet are hereby deleted and replaced with references to the total area of the Premises being comprised of approximately 10,977 square feet.

2.	Agreed Floor Areas. Paragraph l(b) is hereby deleted, and the following paragraph is substituted in its place:

(b) Agreed Floor Areas. The Premises are comprised of approximately 10,977 rentable square feet on the 3rd floor of the Building and will be shown as Exhibit A to be attached to this Amendment. Landlord and Tenant agree that the floor area of the Building is 127,410 rentable square feet.

3.	Tenants Percentage of the Building. Paragraph l(c) is hereby deleted, and the following paragraph is substituted in its place:

(c) “Tenant’s Percentage of the Building” is equal to approximately 8.61%, calculated by dividing the number of rentable square feet in the Premises (10,977) by the number of rentable square feet in the Building (127,410).

4.	Term. Paragraph l(d) is hereby deleted, and the following paragraph is substituted in its place:

(d) Term. Landlord and Tenant agree that the term of this Lease shall be extended by 60 months. The new Termination Date of this Lease shall be August 31, 2013.

5.	Rent. Paragraph l(e) is hereby deleted, and the following paragraph is substituted in its place:

(e) Rent. Landlord and Tenant agree that Tenant shall pay Landlord the following rent for the Premises, from the Effective Date of this Amendment through the stated expiration date of this Lease:

September 1, 2008 – August 31, 2009:	$28,357.25 per month

September 1, 2009 – August 31, 2010:	$29,272.00 per month

September 1, 2010 – August 31, 2011:	$30,186.75 per month

September 1, 2011 – August 31, 2012:	$31,101.50 per month

September 1, 2012 – August 31, 2013:	$32,016.25 per month

Rent is to be paid in advance on or before the first day of each month without offset or deduction at the offices of Landlord, Sterling Realty Organization Co., 600 – 106th Ave NE, Suite 200, Bellevue, Washington, 98004, or such other place designated by Landlord.

Notwithstanding the foregoing, Tenant shall pay rent on the square footage to be vacated at the same pro rata amount as per this Amendment until the latter of the expiration of the current lease term or upon total vacancy of space as identified by the highlighted area on the attached

Exhibit A, with the exception that in the event Tenant or Tenant’s personal property remain in said space at anytime between September 1, 2008 and September 30, 2008, Tenant shall be obligated to pay rent for such period in the amount of $5,648.46 .

6.	Tenant Improvement. The Premises shall continue to be occupied in an “as-is” condition, except Landlord shall provide tenant improvements at Landlord’s sole cost and expense as detailed in Marvin Stein and Associates space plan dated May 15, 2008, attached as Exhibit A and as further noted in the plan’s construction notes and construction keynotes, and as bid by Chinn Construction in the May 28, 2008 proposal, attached as Exhibit B. Landlord and Tenant recognize the space plan will be converted into more detailed construction drawings (if required). Landlord shall be responsible for standard plan architectural services and any permit fees incurred. Any additional improvements beyond those identified in the construction drawings shall be at Tenant’s expense. Tenant shall be responsible for relocation of furniture necessary to accommodate the construction and any phone/data cabling and furniture reinstallation, and shall coordinate such moves to accommodate a mutually agreed upon construction schedule. Landlord’s contractor shall conduct improvements during the day, and make efforts to minimize any disruption to Tenant’s business. Landlord shall proceed to complete the tenant improvements as soon as reasonably possible.

7.	Security Deposit. Paragraph l(f) is hereby deleted, and the following paragraph substituted in its place:

(f). Landlord is in possession of a deposit of $30,700.00 which shall remain as Security Deposit.

8.	Base Year. Revised Base Year shall be 2008.

9.

Exterior Building Signage. Tenant shall pay $1,000 per month for exterior building signage for the term of the Lease. Tenant shall reimburse Landlord for the electrical operating expenses, and Tenant will pay any and all governmental permit fees and taxes for the signage. Rent is to be paid in advance on or before the first day of each month without offset or deduction at the offices of Landlord, Sterling Realty Organization Co., 600 – 106th Ave NE, Suite 200, Bellevue, Washington, 98004, or such other place designated by Landlord.

10.	Effective Date of Amendment. This Amendment shall be effective September 1, 2008.

All other terms and conditions of the above referenced Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

LANDLORD:	STERLING REALTY ORGANIZATION CO., a Washington corporation

	BY:	/s/ David Schooler
David Schooler, President

TENANT:	LIONBRIDGE TECHNOLOGIES a Delaware corporation

	BY:	/s/ Donald Muir

Exhibit B

CHINN Construction, LLC

SRO Sterling Plaza I - Lion Bridge 3rd Floor Renovations

Project:	SRO Sterling Plaza I - Lion Bridge 3rd Floor Renovations
Location:	3535 128th Ave
Bellevue WA. 98006

Contact:	Jason Horning
Subject:	Bid Estimate
Date:	5/27/2008

Description:	Labor	Material	Sub		Total
01000-General Conditions	17,243	1,745	0		18,988
01010-Temporary Protection	2,160	480	0		2,640
01050-Furniture Moving	0	0	0		0
02110-Demolition / Core Drill	1,470	630	650		2,750
02200-Earthwork	0	0	0		0
02700-Asphalt	0	0	0		0
03000-Concrete	0	0	0		0
05000-Structural Steel	0	0	0		0
06100-Rough Carpentry/ Finish Carpentry	1,170	180	0		1,350
06410-Millwork/Casework	0	0	18,985		18,985
07200-Sound Insulation	0	0	0		0
07500-Roofing	0	0	0		0
07900-Caulking	0	0	0		0
08210-Doors, Frames & Relite	2,700	2,746	0		5,446
08400-Storefront	0	0	0		0
08700-Finish Hardware	1,350	1,160	0		2,510
08800-Glazing	0	1,764	0		1,764
09100- Stucco	0	0	0		0
09120-Acoustical Ceiling	0	0	2,176	patch and repair	2,176
09250-Metal Stud Framing / GWB	0	0	20,216		20,216
09300-Ceramic Tile	0	0	0		0
09650-VCT / RB / Floor Prep.	0	0	4,372		4,372
09680-Carpet	0	0	544	patch and repair	544
09900-Painting / Wall Covering	0	0	4,649		4,649
10800-Toilet Accessories / Partitions / Fire Extingh.	0	0	0		0
11000-Equipment (Chalk Board)	180	580	0	allowance	760
12490-Window Treatment	0	0	0		0
15300-Fire Protection	0	0	3,185		3,185
15400-FM 200 System	0	0	7,950		7,950
15400-Plumbing System / HVAC Loop Piping	0	0	7,480		7,480
15850-HVAC System	0	0	14,700		14,700
16010-Electrical / Light Fixtures	0	0	13,470	light fix. allowance	13,470
16123-Access System	0	0	0		0
16700-Phone/Data	0	0	0		0
16721 -Fire Alarm	0	0	2,250		2,250

Direct Cost	26,273	9,285	100,628		136,186

B&O Taxes & Insurance					2,724

Subtotal					138,909
Overhead and Fee					17,364
Total					$156,273

Washington State Sales Tax @ 9%					14,065

Total					170,337

Qualifications:

Sheet 1 dated 4/24/08 as prepared by Marvin Stein & Associates

Work to be completed during the hours of 6:00am - 4:30pm

Assumes reusing existing doors/frames/relites

Painting of new and effected walls only

Electrical scope:

Pendant light fixture allowance of $350 per fixture (electrical rough-in, furnish and install fixture)

Furnish and install four (4) new building standard 2x4 light fixtures and relocating eight (8) existing

Eight (8) new/relocated light switches

Twenty-three (23) new convenience outlets

Two (2) dedicated copier outlets

Twenty-three phone/data mud rings with pull string

Two (2) conference table floor boxes

Exclusions but not limited too:

Washington State Sales Tax

Architectural, engineering and permits

Unforeseen conditions

Additions and modifications due to the local building officials and or governing agencies

Utility upgrades

Furniture power, provisions and hook-up

Phone/Data cabling, wiring, termination and provisions

Removal of existing phone/data cabling

Furniture , fixtures and furnishings

Window covering

Wall covering

Seismic upgrade of existing acoustical grid

Appliances

Security during construction

Security systems

Backflow installation, modification or certification

Abatement of any type

Insulation above ceilings

Coring or X-ray

Removal, relocation or re-installation of any furniture

Work in terminated space

Work in common corridors

Alternates:

1. Furnish and install furniture power at six (6) locations. Includes four (4) floor cores)	$5,136 plus WSST